SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 15)*


                           SCHULTZ SAV-O STORES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.05 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   808196 10 9
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 3 Pages

--------------------------
CUSIP No. 808196 10 9
--------------------------


 ===============================================================================
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Schultz Sav-O Stores Retirement Savings Plan (f/k/a Schultz Sav-O Stores Salaried Employees' Profit Sharing Trust)

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a)[ ]
        N/A                                                       (b)[ ]

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
   NUMBER OF          5      SOLE VOTING POWER

    SHARES                   0
                      ----------------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER

    OWNED BY                 1,080,321.352
                      ----------------------------------------------------------
     EACH             7      SOLE DISPOSITIVE POWER

   REPORTING                 0
                      ----------------------------------------------------------
    PERSON            8      SHARED DISPOSITIVE POWER

     WITH                    1,080,321.352

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,156,866.352

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                         [ ]
        N/A

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        18.18%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        EP

================================================================================


                                Page 2 of 3 Pages

--------------------------
CUSIP No. 808196 10 9
--------------------------



               This Amendment No. 15 to Schedule 13G with regard to Schultz Sav-O Stores, Inc. is being filed on behalf of the undersigned to amend Item 4 of the originally filed Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

Item 4.        Ownership (as of December 31, 1999):
------         ---------

               (a)  Amount Beneficially Owned: 1,080,321.352

               (b)  Percent of Class: 18.18%

               (c)  Number of shares as to which such entity has:

                    (i)  sole power to vote or to direct the vote: 0

                    (ii) shared   power  to  vote  or  to   direct   the   vote:
                         1,080,321.352 Shares

                    (iii)sole power to dispose or to direct the  disposition of:
                         0

                    (iv) shared  power to dispose  or to direct the  disposition of: 1,080,321.352 Shares


                                    SIGNATURE
                                    ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 10, 2000
-----------------------------------
Date


SCHULTZ SAV-O STORES
RETIREMENT SAVINGS PLAN
f/k/a Schultz Sav-O Stores Salaried
      Employees' Profit Sharing Trust)


By: /s/ John H. Dahly
    -------------------------------
    John H. Dahly
    Co-Administrator


                                Page 3 of 3 Pages